Exhibit 99.1

                                               Contact:  Michael J. McGowan
                                                         Senior Vice President
                                                         Communications Services
                                                         (973) 535-3506
                                                         michael.mcgowan@cit.com

FROM:    THE CIT GROUP, INC.
         650 CIT DRIVE
         LIVINGSTON, NJ  07039

FOR IMMEDIATE RELEASE

                           CIT VICE CHAIRMAN TO RETIRE

      LIVINGSTON, NJ, June 6, 2000 --- The CIT Group, Inc. (NYSE:CIT; TSE:CIT.U) today announced that its Vice Chairman and Chief Risk Officer, Joseph A. Pollicino, 60, will retire on June 30, 2000. Mr. Pollicino has served as a Director of CIT since 1986, and as Vice Chairman of the Board and Chief Risk Officer since 1989.

      "Joe's imprint has been felt throughout our organization and, in particular, he has made a significant contribution to CIT's reputation as a "best in class" credit culture," said Albert R. Gamper, Jr., President, Chairman and CEO of CIT. "Joe also served as a mentor to many of the outstanding members of our management team and we are grateful for all of his tireless efforts, his commitment to excellence and his sage advice during a long and very successful career."

      Thomas L. Abbate, 54, a 30-year CIT credit veteran, will take on the responsibility of directing CIT's Risk Management organization as Executive Vice President - Risk Management. Mr. Abbate joined CIT in 1970 and has held numerous credit risk management positions, including nine years of service as Executive Vice President/Chief Credit Officer of CIT's Equipment Financing unit. Mr. Abbate has served on CIT's Executive Credit Committee since 1987.

      Mr. Pollicino joined Manufacturers Hanover Corporation in 1957 and later was named Vice President in the Metropolitan Banking Division. In 1979 he joined Manufacturers Hanover Commercial Corporation and was named President of the former CIT Factoring and Commercial Finance Group in 1984 when Manufacturers Hanover acquired CIT. In 1985, he was named President of The CIT Group/Business Credit, an operating unit of CIT.

      He has been the recipient of many distinguished awards including the American Jewish Congress Leadership Award, the Brandeis University Distinguished Service Award, the Catholic Big Brothers Man of the Year Award and the Junior Achievement Above and Beyond Service Award. He and his wife, Margaret, reside in Manhasset, New York.